FOR IMMEDIATE RELEASE	No. 08-19
For more information contact: Ronald D. Mogel, Senior Vice President and Chief Financial Officer
Phone: (337) 896-6664

OMNI NAMES MARK STIPE AS VICE PRESIDENT, GENERAL COUNSEL

CARENCRO, LA – September 24, 2008 – OMNI ENERGY SERVICES CORP. (NASDAQ GM: OMNI) today announced that Mark Stipe has been named vice president and general counsel of the Company, effective October 1st. Mr. Stipe will provide advice and counsel to OMNI’s president, board of directors, and senior management on all legal and policy issues affecting the Company. He will also oversee implementation of regulatory compliance processes for applicable federal, state, and local laws, regulations, and administrative requirements.

Mr. Stipe comes to OMNI from the Longman Russo firm in Lafayette, La., where he practiced in the areas of commercial litigation, professional liability, health care, and government regulatory matters. Prior to his tenure at Longman Russo, he served as special counsel to the Louisiana Public Service Commission and the Louisiana Office of the Lieutenant Governor. He also served as a special assistant attorney general and is a certified public accountant. He is a member of the Louisiana Association of Defense Counsel and is listed in Best’s Directory of Recommended Attorneys in Louisiana.

“Mark is an accomplished corporate attorney with a solid track record,” said OMNI President and CEO Brian Recatto. “He brings a wealth of expertise, experience and professionalism to this critical role at OMNI. He will be an integral part of our senior management team and will contribute significantly to our future growth.”

Mr. Stipe received his juris doctorate and bachelor’s degree from Louisiana State University. He is a member of the Lafayette Parish Bar Association, the U.S. Fifth Circuit Court of Appeals Bar, and the Bar of the United States Supreme Court. He has participated in the American Inns of Court as a member of the Wex Malone and Acadiana Chapters, and is currently a member of the John Duhe Chapter. He is also currently a member of the LCPA Business Consulting Committee. Mr. Stipe’s civic activities include: Acadiana Youth, Incorporated where he serves on the Board of Directors and is a past President; and First United Methodist Church of Lafayette where he serves on the Finance Committee.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties associated with the timely conversion of seismic drilling backlog into revenue, the acceptance and use of our expanded environmental cleaning services, OMNI’s dependence on activity in the oil and gas industry, labor shortages, permit delays, dependence on significant customers, seasonality and weather risks, competition, technological evolution, the ultimate outcome of pending litigation, the continued growth of our environmental services and rental equipment business units, and other risks detailed in OMNI’s filings with the Securities and Exchange Commission.

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